[caad 234]a

                                                           Exhibit 10.1(y)

                           TERMINATION AGREEMENT

     THIS TERMINATION AGREEMENT has been entered into as of the 31st day of March, 2000, between SAUER INC., a Delaware corporation (the "Company"), SAUER-SUNDSTRAND GmbH & CO. KG, a German partnership (the "German
Subsidiary") and TONIO P. BARLAGE (the "Executive").

     Executive is employed as President and Chief Operating Officer of the Company. Executive and the Company are parties to the Employment Agreement dated September 19, 1996 (the "Employment Agreement") and Executive and the German Subsidiary are parties to the Post-Retirement Care Agreement dated September 19, 1996 and amended as of August 20, 1998 (the "PRC Agreement"). Executive and the Company mutually desire to terminate Executive's employment with the Company and the Employment Agreement and PRC Agreement upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby unconditionally agree as follows:

     1. RESIGNATION AND EMPLOYMENT PERIOD. Executive resigned as Chief Operating Officer of the Company effective as of January 20, 2000. Executive shall continue to serve as President of the Company until March 31, 2000, at which time Executive's employment under the Employment Agreement shall terminate. The Company shall pay Executive the bonus to which he is due under the 1990 Sauer Inc. Bonus Plan for the year ended December 31, 1999, by no later than May 1, 2000.

     2. ASSIGNMENT. The German Subsidiary herewith assigns, with the express consent of the Executive, all rights and obligations under the PRC Agreement to the Company, which accepts such assignment.

     3. TERMINATION PAYMENTS. In recognition for the services rendered to the Company and in consideration of the covenants and agreements of Executive as set forth herein, the Company hereby agrees to pay, and Executive agrees to accept as full compensation therefor, the following:

          (a) The Company will make a lump sum payment to Executive on March 31, 2000, in the amount of $1,200,000 in U.S. dollars, which payment shall constitute full consideration for the covenant not to compete agreed to in Section 8 below.

          (b) As compensation for any and all future pension claims based on the PRC Agreement, including, but not limited to, any future claims for retirement pension and disability pension, the Company will make a lump sum payment to Executive on March 31,

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     2000, in the amount $1,500,000 in U.S. dollars, which payment shall constitute full settlement of any rights and claims of the Executive based on the German Statutory Law (including, but not limited to, any rights and claims based on the Gesetz zur Verbesserung der betrieblichen Altersversorgung BetrAVG).

     The above payments shall be in full satisfaction of all obligations of the Company and its subsidiaries under the Employment Agreement and the PRC Agreement. Executive authorizes and directs the Company to withhold in accordance with applicable law from any payments made to Executive under this Agreement, all payroll taxes and other payments required to be withheld by the Company under federal, state or local laws. The determination of the amount of any such withholding shall be made by the Company in its sole discretion.

     4. STOCK PURCHASE AGREEMENT. In further consideration of the covenants and agreements of Barlage set forth in this Agreement, the Company, or any subsidiary of the Company, and Executive and his spouse, Maria Barlage ("Spouse") shall enter into a Stock Purchase Agreement providing that the Company shall purchase from Executive and Spouse a total of 600,000 shares of the Company's common stock at a price per share ("Purchase Price") computed as follows:

     The sum of the closing stock price for the Company's common stock as set forth in THE WALL STREET JOURNAL for each trading day during the period January 1, 2000, through March 31, 2000, divided by the number of trading days used to arrive at this sum. For example, if there are 61 trading days during said first quarter and the sum of the closing prices for such trading days as set forth in THE WALL STREET JOURNAL was $793, the Purchase Price would be $13 and the total payment to Executive and Spouse under the Stock Purchase Agreement would be $7,800,000. The Stock Purchase Price shall contain a customary representation and warranty from Executive and Spouse that they own 600,000 shares of the common stock of the Company free and clear of all liens and encumbrances and that they will deliver to the Company good and marketable title to such stock, free and clear of all liens and encumbrances. The closing for the stock purchase, which shall consist of delivery of the total purchase price in exchange for stock certificates representing the 600,000 shares, duly endorsed or with properly executed stock powers attached, shall take place no later than April 10, 2000.

     5. ADDITIONAL RESIGNATIONS. Executive shall deliver to the Company on March 31, 2000, his written resignation as an officer and director of the Company and any and all subsidiaries of the Company, and as a member of all committees, including administrative and similar committees for retirement, bonus, profit sharing, health care and other fringe benefit plans of the Company and any and all of its subsidiaries, said resignations to be in such form as the Company shall reasonably request.

     6. TERMINATION OF AGREEMENTS. The Employment Agreement and the PRC Agreement shall terminate on March 31, 2000, and be of no further force or effect from such date, without further action of the parties to this Agreement.

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     7.   MUTUAL RELEASES.  The Company, the German Subsidiary and Executive
shall execute and deliver to each other on March 31, 2000, the Mutual Release substantially in the form attached hereto as Exhibit A.

     8. COVENANT NOT TO COMPETE. Without the consent of the Company, the Executive shall not, directly or indirectly, anywhere in the world, for the period commencing on the date hereof and ending on December 31, 2001, be associated or in any way connected as an owner, investor, partner, director, officer, employee, agent, or consultant with any business entity directly engaged in the manufacture and/or sale of products competitive with any material product or product lines of the Company or any of its subsidiaries; provided, however, that (i) the Executive shall not be deemed to have breached this undertaking if his sole relation with such entity consists of his holding, directly or indirectly, an equity interest in such entity not greater than two percent (2%) of such entity's outstanding equity interest, and the class of equity in which the Executive holds an interest is listed and traded on a broadly recognized national or regional securities exchange, and (ii) the Executive shall not be deemed to have breached this undertaking if he is exclusively employed by a business unit which does not manufacture and/or sell products competitive with any material product or product lines of the Company or any of its subsidiaries. For purposes hereof, the term "material product or product line of the Company" shall mean any product or product line of the Company or any of its subsidiaries, the consolidated gross sales of which during any calendar year during the five (5) year period preceding the Executive's undertaking such employment were at least $10 million.

     Executive shall not at any time after the date of this Agreement, disparage the Company or any of its stockholders, directors, officers, employees, or agents.

     Executive acknowledges that: (a) the services performed by him under the Employment Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the business of the Company and its subsidiaries is worldwide in scope and its products are marketed throughout the world; (c) the Company and its subsidiaries compete with other businesses that are or could be located in any part of the world; and (d) the provisions of this
Section 8 are reasonable and necessary to protect the Company's business.

     If any covenant in this Section 8 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

     The period of time applicable to any covenant in this Section 8 will be extended by the duration of any violation by the Executive of such covenant.

     The Executive will, while the covenants under this Section 8 are in effect, give notice to the Company, within ten days after accepting any other employment, of the identity of the Executive's employer. The Company may notify such employer that the Executive is bound by this Agreement

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and, at the Company's election, furnish such employer with a copy of this
Agreement or relevant portions thereof.

     9. DISCLOSURE OF CONFIDENTIAL INFORMATION. Without the consent of the Company, the Executive shall not disclose to any other person Confidential Information (as defined below) concerning the Company or any of its subsidiaries or the Company's or any of its subsidiaries' trade secrets of which the Executive has gained knowledge during his employment with the Company. Any trade secrets of the Company or any of its subsidiaries will be entitled to all of the protections and benefits under the Iowa Code Annotated
Section 550.1 through 550.8 and any other applicable law. If any information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Company submit proof of the economic value of any trade secret or post a bond or other security. None of the foregoing obligations and restrictions apply to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

     The Executive will not remove from the premises of the Company or any of its subsidiaries (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Company), any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, that contains Confidential Information (collectively, the "Proprietary Items"). The Executive recognizes that, as between the Company and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Company or its subsidiaries, as the case may be. Upon termination of Executive's employment with the Company, the Executive will return to the Company all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

     For purposes of this Agreement, Confidential Information shall include any and all information concerning the business and affairs of the Company, including, without limitation, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, agents, personnel training and techniques and materials, insurance products, premium structures, information relating to suppliers and supplies, sales and marketing information and strategy, notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or any of its subsidiaries containing or based, in whole or in part, on any information included in the foregoing, and any information, however documented, that is a trade secret within the meaning of the Iowa Code Annotated Section 550.1 through 550.8.

     10. NONSOLICITATION. Without the written consent of the Company,the Executive shall not, for a period of two (2) years following the termination of Executive's employment with the Company: (a) employ or retain or arrange to have any other person, firm, or other entity employ or retain or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or its subsidiaries; or (b) solicit or arrange to have any other person, firm, or other entity solicit or otherwise participate in the solicitation of business from any entity that was a customer of the Company or any of its subsidiaries during the time of the Executive's employment, whether or not the Executive had personal contact with such person.

     11. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY; ESSENTIAL AND INDEPENDENT COVENANTS

          (a) The Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 8, 9 and 10) would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Company will not be obligated to post bond or other security in seeking such relief. Without limiting the Company's rights under this
     Section 11 or any other remedies of the Company, if the Executive breaches any of the provisions of Sections 8, 9 or 10, the Company will have the right to cease making any payments otherwise due to the Executive under this Agreement.

          (b) The covenants by the Executive in Sections 8, 9, and 10 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, the Company would not have entered into this Agreement with the Executive, agreed to purchase Company stock from Executive or Spouse, or agreed to make the payments to Executive set forth in Section 2. The Company and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants (including, without limitation, the time period of restriction and the geographical area of restriction set forth in Section 8), with specific regard to the nature of the business conducted by the Company and its subsidiaries. The Executive's covenants in Sections 8, 9 and 10 are independent covenants and the existence of any claim by the Executive against the Company under this Agreement or otherwise, will not excuse the Executive's breach of any covenant in Sections 8, 9, or 10.

     12. LITIGATION EXPENSES. In connection with any claim or legal action or proceeding brought under or involving this Agreement, whether brought by Executive or by or on behalf of the

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Company, the nonprevailing party shall pay the other party's out-of-pocket expenses, including attorneys' fees, incurred by such party in such claim or legal action.

     13. SUCCESSORS. This Agreement may not be assigned by the Company, and the obligations of the Company provided for in this Agreement shall be binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by the Executive during his life, and upon his death will be binding upon and inure to the benefit of his heirs, legatees, and the legal representatives of his estate.

     14. ENTIRE AGREEMENT; MODIFICATION, WAIVER, AND INTERPRETATION. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter of this Agreement. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and an appropriate officer of the Company empowered to sign same by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. This Agreement shall be deemed to have been executed in Ames, Iowa and the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa without regard to conflicts of laws principles.

     15. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     17. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                 SAUER INC.


                                 By: /s/ DAVID L. PFEIFLE
                                     ------------------------------------------
                                     David L. Pfeifle, Executive Vice President



                                 SAUER-SUNDSTRAND GmbH & CO. KG

                                 By:  _________________________________________


                                      /s/ TONIO P. BARLAGE
                                      -----------------------------------------
                                          Tonio P. Barlage, Executive

                                                                     EXHIBIT A

                  MUTUAL RELEASE AND COVENANT NOT TO SUE

     THIS MUTUAL RELEASE AND COVENANT NOT TO SUE has been entered into as of the 31st day of March, 2000, between SAUER INC., a Delaware corporation (the "Company"), SAUER-SUNDSTRAND GmbH & CO. KG, a German partnership (the "German Subsidiary"), and TONIO P. BARLAGE (the "Executive"). The Company, the
German Subsidiary and Executive are parties to that certain Termination Agreement dated as March 31, 2000 (the "Termination Agreement"), providing, among other things, for a lump sum payment of $2,700,000 from the Company to Executive, and for the purchase by the Company of 600,000 shares of its common stock from Executive and his spouse, and for certain covenants and agreements from Executive. The aforesaid payments, covenants and agreements are in full satisfaction of each party's rights and obligations under the Employment Agreement dated September 19, 1996, between the Company and Executive (the "Employment Agreement") and the Post-Retirement Care Agreement dated September 19, 1996 and amended as of August 20, 1998, between Executive and Sauer-Sundstrand GmbH & Co., a subsidiary of the Company (the "PRC Agreement").

     NOW, THEREFORE, in consideration of the payments, covenants and agreements provided for in the Termination Agreement, the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby unconditionally agree as follows:

     1. EXECUTIVE RELEASE. Executive, on behalf of himself, his agents, legal representatives, heirs and assigns and any and all other parties claiming or who might hereafter claim any right through Executive (collectively whether one or more the "Executive Releasing Party") does forever release and discharge the Company and the German Subsidiary, their subsidiaries and affiliates and their past and present officers, directors, employees, agents, representatives, stockholders, advisors, counsel, joint venturers, partners, predecessors, successors and assigns, and all other related persons, corporations and other entities who are or might be liable (all of the foregoing collectively referred to as the "Released Parties"), from all claims, rights of action, causes of action, liabilities and demands of every kind and character whatsoever, known or unknown, developed or undeveloped, including, without limitation, age discrimination claims under the Age Discrimination in Employment Act, which Executive or any Executive Releasing Party, individually or in any and all other capacities, now has or under any circumstances could or might have against any or all of the Released Parties in connection with, arising out of, or regarding in any way the Employment Agreement or PRC Agreement or any other matter relating to Executive's employment by the Company, its subsidiaries and their predecessors.

      2. EXECUTIVE COVENANT NOT TO SUE. Executive, on behalf of himself and any and all Executive Releasing Parties, covenants and agrees that Executive will not sue, institute, cause to be instituted, assist in instituting or permit to be instituted, on behalf of Executive or any Executive Releasing Party, any proceeding before any court, tribunal or other body, or otherwise bring any challenge or assist in any challenge, with respect to any claim or matter of any and every nature whatsoever that has been, could have been, or could ever be asserted against any or all of the Released Parties in connection with, arising out of, or regarding in any way the Employment Agreement or PRC Agreement or any other matter relating to Executive's employment by the Company, its subsidiaries and their predecessors.

     3. COMPANY AND GERMAN SUBSIDIARY RELEASE. The Company and the German Subsidiary, on their own behalf and all of their subsidiaries and any and all other parties claiming or who might hereafter claim any right through the Company (collectively whether one or more the "Company Releasing Party") do forever release and discharge Executive from all claims, rights of action, causes of action, liabilities and demands of every kind and character whatsoever, known or unknown, developed or undeveloped, which the Company, the German Subsidiary or any Company Releasing Party now has or under any circumstances might have against Executive in connection with, arising out of, or regarding in any way the Employment Agreement or PRC Agreement or any other matter relating to Executive's employment by the Company, its subsidiaries and their predecessors.

     4. COMPANY AND GERMAN SUBSIDIARY COVENANT NOT TO SUE. The Company and the German Subsidiary, on their own behalf and any and all Company Releasing Parties, covenant and agrees that they will not sue, institute, cause to be instituted, assist in instituting or permit to be instituted, on behalf of the Company or any Company Releasing Party, any proceeding before any court, tribunal or other body, or otherwise bring any challenge or assist in any challenge, with respect to any claim or matter of any and every nature whatsoever that has been, could have been, or could ever be asserted against Executive in connection with, arising out of, or regarding in any way the Employment Agreement or PRC Agreement or any other matter relating to Executive's employment by the Company, its subsidiaries and their predecessors.

     5. COMPLETE DEFENSE. This Agreement may be pleaded as a full and complete defense to, or an abatement of, and may be used as the basis for an injunction against any action, suit or other proceeding of any kind whatsoever which may be instituted, prosecuted, maintained or attempted in breach of this Agreement.

     6. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

     7. TERMINATION AGREEMENT. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not limit or affect the rights or remedies in any way whatsoever of any party under the Termination Agreement.

     8. ENTIRE AGREEMENT; MODIFICATION AND INTERPRETATION. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and supercedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter of this Agreement. This Agreement shall be deemed to have been executed in Ames, Iowa and the validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Iowa applicable to agreements made and to be entirely performed therein, without regard to conflicts of laws principles.

     9. COUNTERPARTS. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same document.

     10. HEADINGS. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                              SAUER INC.

                              By: /s/ DAVID L. PFEIFLE
                                  --------------------------------------------
                                  David Pfeifle, Executive Vice President


                              SAUER-SUNDSTRAND GmbH & CO. KG

                              By: --------------------------------------------


                                  /s/ TONI P. BARLAGE
                                  --------------------------------------------
                                      Toni P. Barlage, Executive


                                         -3-